Exhibit 4.3

AMENDING AGREEMENT TO
INTERCOMPANY LOAN AGREEMENT

THIS AMENDING AGREEMENT TO INTERCOMPANY LOAN AGREEMENT (this “Agreement”) is made as of the 22nd day of August, 2016.

BETWEEN:

(1)	The Bank of Nova Scotia, a bank named in Schedule I to the Bank Act (Canada);
(2)	Scotiabank Covered Bond Guarantor Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, by its Managing GP Scotiabank Covered Bond GP Inc.; and
(3)	Computershare Trust Company of Canada, a trust company formed under the laws of Canada.

WHEREAS the parties hereto entered into an Intercompany Loan Agreement made as of July 19, 2013 (the “Intercompany Loan Agreement”);

AND WHEREAS the parties hereto have agreed to amend the Intercompany Loan Agreement pursuant to the terms of this Agreement;

NOW THEREFORE IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1 – Amendment

1.01	Amendment

Section 3.2 of the Intercompany Loan Agreement is hereby amended by adding the following sentence at the end of the final paragraph thereof:

“Notwithstanding the foregoing, the Demand Loan shall not have a positive balance at any time following the occurrence of a Demand Loan Repayment Event and the repayment in full of the then outstanding Demand Loan by the Guarantor in accordance with Section 7.2. (it being understood that, following such repayment, the principal balance of the Guarantee Loan shall be deemed to be equal to the full amount of the aggregate principal amount of Advances then outstanding and recorded in the Intercompany Loan Ledger in accordance with Section 5.4).”

Article 2 – miscellaneous

2.01	Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

2.02	Other Amendments

Except as expressly amended, modified and supplemented hereby, the provisions of the Intercompany Loan Agreement are and shall remain in full force and effect and shall be read with this Agreement, mutatis mutandis. Where the terms of this Agreement are inconsistent with the terms of the Intercompany Loan Agreement (prior to its amendment hereby), the terms of this Agreement shall govern to the extent of such inconsistency.

2.03	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.04	Interpretation

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Intercompany Loan Agreement (prior to its amendment hereby).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

THE BANK OF NOVA SCOTIA

By:	/s/ Ian Berry
Name: Ian Berry Title: Managing Director & Head, Funding
SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its Managing GP, SCOTIABANK COVERED BOND GP INC.

By:	/s/ Christy Bunker
Name: Christy Bunker Title: Vice-President
COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Morag Abraham
Name: Morag Abraham Title: Corporate Trust Officer

By:	/s/ Ann Samuel
Name: Ann Samuel Title: Associate Trust Officer

[Intercompany Loan Agreement Amending Agreement]